CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use of our report dated October 22, 1999 on the financial statements and financial highlights of RNC Money Market Fund, Inc. and RNC Equity Fund, each a series of shares of RNC Mutual Fund Group. Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of RNC Mutual Fund Group. We also consent to the references to the name of our Firm in the Registration Statement and Prospectus.


                                        /s/ Tait, Weller & Baker

                                        TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
January 21, 2000